EXHIBIT 10.44

PLACEMENT AGENT AND ADVISORY
SERVICES AGREEMENT

This Placement Agent and Advisory Services Agreement (this "Agreement") is made as of May 28, 2013 (the “Effective Date”), by and between HPEV, Inc., a Nevada corporation (together with its subsidiaries, the "Company"), and Monarch Bay Securities, LLC, a California limited liability company ("MBS"). MBS and the Company agree as follows:

1.
Engagement of MBS: The Company hereby engages MBS, and MBS hereby accepts such engagement, to act as the Company's placement agent with respect to finding investors (the “Investors”) for one or more offerings of the Company’s securities (including placements of the Company’s debt) of no less than $750,000 and up to $4,000,000 in a transaction or transactions exempt from registration under the Securities Act of 1933, as amended, and in compliance with the applicable laws and regulations of any jurisdiction in which securities are sold under this Agreement (each, a “Financing”); and

The Company acknowledges and agrees that MBS's obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by MBS to purchase any securities and does not ensure the successful placement of any securities or any portion thereof or the success of MBS with respect to securing any other Financing on behalf of the Company. MBS will act solely as a broker with respect to identifying and negotiating with potential investors in a Financing. MBS will not act as an underwriter in any Financing.

2.
MBS's Compensation: The Company hereby agrees to pay MBS fees in such amount and upon such terms and conditions contained herein upon the successful completion of a Financing as follows:

Retainer: The Company shall pay to MBS a non-refundable warrant retainer to purchase 400,000 shares of the Company’s common stock with a strike price equal to one hundred and ten percent (110%) of the closing market price on the Effective Date (the “Retainer Warrants”). One half of the Retainer Warrants shall vests upon the Effective Date and one half of the Retainer Warrants shall vest upon the closing of a Financing of at least $750,000.

Success Fees: The Company will pay MBS a Success Fee, as described below, when the Company closes on a Financing during the Term (as hereinafter defined) of this Agreement or during a two-year period thereafter.

Computation of Success Fees:

(i)
Cash Fee-MBS Sourced- For each Financing derived from a MBS Sourced Investor, the cash portion of the Success Fee will be ten percent (10%) of the gross proceeds raised in the Financing (including, without limitation, upon exercise of any warrants issued in the Financing) from MBS Sourced investors that closes on or before June 28, 2013 or eight percent (8%) of the gross proceeds raised in the Financing (including, without limitation, upon exercise of any warrants issued in the Financing) from MBS Sourced investors that closes after June 28, 2013.

(ii)
Warrant Fee. For each Financing, the warrant portion of the Success Fee will be equal to twelve percent (12%) of the equity issuance in conjunction with each Financing, at the corresponding price per share of such Financing that closes on or before June 28, 2013, or eight percent (8%) of the equity issuance in conjunction with each Financing, at the corresponding price per share of such Financing that closes after June 28, 2013.

The Company agrees to provide to MBS in writing a list of Company Referrals within two days of the Effective Date of this Agreement and from time to time thereafter. The list of Company Referrals will be incorporated into this Agreement as Exhibit B and there shall be no Success Fees paid to MBS from Company Referrals.

Payment of Success Fees:

(i)
Cash Fee: The cash portion of the Success Fee will be due and payable upon the closing of each Financing and will be payable directly to MBS from the escrow established for such closing or in such other manner as may be acceptable to MBS. Immediately prior to closing of a Financing, the Company will sign a payment authorization letter, in a form to be prepared at the sole discretion of MBS, irrevocably instructing the Financing source or Escrow Agent to deduct the Success Fees due to MBS from the Financing and remit those Success Fees directly to MBS.

(ii)
Warrants: The warrant portion of the Success Fee (“Warrants”) will be due and payable upon the closing of each Financing and issued to MBS in conjunction with issuance of other equity securities pursuant to the Financing. The Warrants and the Retainer Warrants will have a five (5) year term (or such longer term as is provided in any warrants issued in the Financing) and will provide for cashless exercise (even if the Investors do not have such a right). The shares underlying Warrants and the Retainer Warrants will be included in the first registration statement filed by the Company covering the securities issued in the Financing (or securities issuable upon conversion or exercise thereof). The Warrants and the Retainer Warrants will be transferable within MBS’s organization, at MBS’s discretion. The Warrants and the Retainer Warrants will contain such other terms and conditions no less favorable to MBS than the term and conditions of any warrants issued to the Investors in the Financing.

3.	Certain Matters Relating to MBS’s Duties:

(a)	MBS shall (i) assist the Company in the preparation of information documents to be shared with potential Investors (ii) identify and screen potential Investors, and (i) perform other related duties.

(b)
MBS shall perform its duties under this Agreement in a manner consistent with the instructions of the Company. Such performance shall include the delivery of information to potential interested parties, conducting due diligence, and leading discussions with potential Investors.

(c)
MBS shall not engage in any form of general solicitation or advertising in performing its duties under this Agreement. This prohibition includes, but is not limited to, any mass mailing, any advertisement, article or notice published in any magazine, newspaper or newsletter and any seminar or meeting where the attendees have been invited by any mass mailing, general solicitation or advertising.

(d)
MBS is and will hereafter act as an independent contractor and not as an employee of the Company and nothing in this Agreement shall be interpreted or construed to create any employment, partnership, joint venture, or other relationship between MBS and the Company. MBS will not hold itself out as having, and will not state to any person that MBS has, any relationship with the Company other than as an independent contractor. MBS shall have no right or power to find or create any liability or obligation for or in the name of the Company or to sign any documents on behalf of the Company.

4.	Certain Matters Relating to Company’s Dutie s:

(a)
The Company shall promptly provide MBS with all relevant information about the Company (to the extent available to the Company in the case of parties other than the Company) that shall be reasonably requested or required by MBS, which information shall be complete and accurate in all material respects at the time furnished.

(b)
The Company recognizes that in order for MBS to perform properly its obligations in a professional manner, it is necessary that MBS be informed of and, to the extent practicable, participate in meetings and discussions between the Company and any third party, including, without limitation, any prospective purchaser of the Company’s securities, relating to the matters covered by the terms of MBS's engagement.

(c)
The Company agrees that any report or opinion, oral or written, delivered to it by MBS is prepared solely for its confidential use and shall not be reproduced, summarized, or referred to in any public document or given or otherwise divulged to any other person without MBS's prior written consent, except as may be required by applicable law or regulation.

(d)
The Company represents and warrants that: (i) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms; and (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of the Company's certificate of incorporation or by- laws. Further, this Agreement and the transactions contemplated herein shall not conflict with or result in the breach of any agreement to which the Company is a party at the time the transactions contemplated herein are consummated.

5.
Term; Termination of Agreement. The initial term of this Agreement shall be from the Effective Date through the first anniversary thereof (the “Initial Term”). After the Initial Term, the term of this Agreement will automatically be extended for additional successive one-month periods unless either party provides written notice to the other party of its intent not to so extend the term at least 30 days before the expiration of the then current term. The Initial Term and any extensions shall be defined as the “Term”. Either party may terminate this Agreement prior to its expiration by notifying the other party in writing upon a material breach by that other party, unless such breach is curable and is in fact cured within fifteen (15) days after such notice. Notwithstanding the foregoing, all provisions of this Agreement (including Exhibits A and B hereto) other than Sections 1, 3 and 4 (a) and (b) shall survive the termination or expiration of this Agreement. MBS shall be entitled to compensation under Section 2 (and payment for expenses under Section 12) based on the completion of a Financing prior to the termination of this Agreement, or in the event of the termination of this Agreement during the period two years following termination so long as any Investors (or any affiliate of any such person or entity) were introduced by MBS to the Company. MBS will provide to the Company within ten business days after the expiration or termination of this Agreement a list of all persons or entities introduced by MBS to the Company pursuant to this Agreement (the “Introduction List”). Within five business days following the delivery of the Introduction List to the Company, the Company will provide MBS with written notice of any objections to the inclusion of any person or entity in the Introduction List and state the basis for each objection in reasonable detail. The inclusion of a person or entity in the Introduction List shall be deemed conclusive in making a later determination as to whether a Success Fee is payable hereunder, unless the Company shall have made a timely and proper objection. The parties will cooperate to resolve the status of any person or entity as to which the Company shall have made a timely and proper objection.

Except as otherwise specifically provided for herein, the Company shall have no liability to MBS should the Company terminate this Agreement prior to the completion of a Financing.

6.	Indemnification. The indemnification provisions set forth in Exhibit A hereto are incorporated by reference and are a part of this Agreement.

7.
Notices. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax during the normal business hours of the party receiving such notice so long a copy of that notice is also send by certified mail, return receipt requested at the time it is transmitted by fax, five business days after being mailed by certified mail, return receipt requested or one business day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the following address or fax number for such party (or at such other address or fax number as shall hereafter be specified by such party by like notice):

(a)
If to the Company, to:

Timothy Hassett
Chief Executive Officer
HPEV, Inc.
27420 Breakers Drive
Wesley Chapel, FL 33544
Telephone Number: (707) 479-6114
Fax Number:
E-mail: tim@hpevinc.com

If to MBS, to:

Keith Moore, Principal
Monarch Bay Securities, LLC
5000 Birch Street, Suite 4800
Newport Beach, California 92660
Telephone Number:(949) 373-7281
Fax Number: (815) 301-8099
E-mail: keith@mbsecurities.com

8.
Company to Control Transactions. The terms and conditions under which the Company would enter into a Financing shall be at the sole discretion of the Company. Nothing in this Agreement shall obligate the Company to actually consummate a Financing. The Company may terminate any negotiations or discussions at any time and reserves the right not to proceed with a Financing.

9.
Confidentiality of Company Information. MBS, and its officers, directors, employees and agents shall maintain in strict confidence and not copy, disclose or transfer to any other party (1) all confidential business and financial information regarding the Company and its affiliates, including without limitation, projections, business plans, marketing plans, product development plans, pricing, costs, customer, vendor and supplier lists and identification, channels of distribution, and terms of identification of proposed or actual contracts and (2) all confidential technology of the Company. In furtherance of the foregoing, MBS agrees that it shall not transfer, transmit, distribute, download or communicate, in any electronic, digitized or other form or media, any of the confidential technology of the Company. The foregoing is not intended to preclude MBS from utilizing, subject to the terms and conditions of this Agreement, the Financing or Offering Memorandum and/or other documents prepared or approved by the Company.

All communications regarding any possible transactions, requests for due diligence or other information, requests for facility tours, product demonstrations or management meetings, will be submitted or directed to the Company, and MBS shall not contact any employees, customers, suppliers or contractors of the Company or its affiliates without express permission. Nothing in this Agreement shall constitute a grant of authority to MBS or any representatives thereof to remove examine or copy any particular document or types of information regarding the Company, and the Company shall retain control over the particular documents or items to be provided, examined or copied. If a Financing is not consummated, or if at any time the Company so requests, MBS and its representatives will return to the Company all copies of information regarding the Company in their possession.

The provisions of this Section shall survive any termination of this Agreement.

10.
Press Releases, Etc. The Company shall control all press releases or announcements to the public, the media or the industry regarding any Financing or business relationship involving the Company or its affiliates. Except for communication to Investors in furtherance of this Agreement, MBS will not disclose the fact that discussions or negotiations are taking place concerning a possible Financing involving the Company, or the status or terms and conditions thereof.

11.
Due Diligence: Neither the Company, nor any of its directors, officers or stockholders, should, in any way rely on MBS to perform any due diligence with respect to the Company. It is expressly understood and agreed that the Investors will conduct their own due diligence on the Company and the opportunity.

12.
Expenses, Etc. . In the event a Financing closes on or before June 28, 2013 the Company will pay to MBS a non-accountable expense fee equal to two percent (2%) of gross proceeds raised in the Financing (the “Non-Accountable Fee”), which will be used to pay MBS’s travel and other expenses. The Non-Accountable Fee will be paid in the same time and manner as the Success Fee. In the event a Financing closes after June 28, 2013, the Company will reimburse MBS for all pre-approved (in writing) travel and other expenses. Such expenses shall be reimbursed within thirty (30) days of submission of MBS’s invoice with appropriate support to the Company. The Company will pay all other costs and expenses incident to the issuance, offer, sale and delivery of each Financing, including but are not limited to state “Blue Sky” fees, legal fees, printing costs, travel costs, mailing, couriers, and personal background checks.

13.
Compliance with Laws. MBS represents and warrants that it shall conduct itself in compliance with applicable federal and state laws. MBS represents that it is not a party to any other Agreement, which would conflict with or interfere with the terms and conditions of this Agreement.

14.
Assignment Permissable. MBS reserves the right to assign a portion of this Agreement to one or more sub-agents with respect to any Financing, subject to the prior written consent of the Company. Any approved sub-agent shall be paid a portion of Success Fees as may be determined by MBS. The Company does acknowledge that MBS may pay other consultants or agents in connection with the Financing(s).

15.	Amendments. Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

16.
Governing Law; Dispute Resolution. This Agreement shall be deemed to have been made in the State of California and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of California, without regard to the conflicts of laws rules of such jurisdiction. Any controversy or claim relating to or arising from this Agreement (an "Arbitrable Dispute") shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") as such rules may be modified herein or as otherwise agreed by the parties in controversy. The forum for arbitration shall be Orange County, California. Following thirty (30) days’ notice by any party of intention to invoke arbitration, any Arbitrable Dispute arising under this Agreement and not mutually resolved within such thirty (30) day period shall be determined by a single arbitrator upon which the parties agree.

17.
Waiver. Neither MBS’s nor the Company’s failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by MBS or the Company of any of their respective rights or privileges under this Agreement.

18.
Severability. If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

19.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

20.
Entire Agreement. This Agreement (together with Exhibits A and B hereto) constitutes the entire agreement between the Company and MBS. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein and shall be of no further force or effect.

MONARCH BAY SECURITIES, LLC (the “MBS”)

By:	/s/ Keith Moore
Name:	Keith Moore
Title:	Principal

HPEV, INC. (the “Company”)

By:
Name:	Timothy Hassett
Title:	Chief Executive Officer

EXHIBIT A
Indemnification

The Company agrees that it shall indemnify and hold harmless, MBS, its members, managers, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party with respect to, caused by, or otherwise arising out of any transaction contemplated by this Agreement or MBS's performing the services contemplated hereunder; provided, however, the Company will not be liable to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from MBS's gross negligence or bad faith in performing such services.

If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and MBS on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and MBS on the other, but also the relative fault of the Company and MBS; provided, however, in no event shall the aggregate contribution of MBS and/or any Indemnified Party be in excess of the net compensation actually received by MBS and/or such Indemnified Party pursuant to this Agreement.

The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

In the event any Indemnified Party shall incur any expenses covered by this Exhibit A, the Company shall reimburse the Indemnified Party for such covered expenses within ten (10) business days of the Indemnified Party's delivery to the Company of an invoice therefor, with receipts attached. Such obligation of the Company to so advance funds may be conditioned upon the Company's receipt of a written undertaking from the Indemnified Party to repay such amounts within ten (10) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder.

The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of MBS's engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company's business or assets.

Initials_________Initials___________

EXHIBIT B
Company Referrals